UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

December 18, 2013

CELATOR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 PrincetonSouth Corporate Center
Suite 180
Ewing, New Jersey	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2013, Joseph M. Lobacki was appointed as a director of the Company. From 2011 to 2012, Mr. Lobacki was Senior Vice-President and Chief Commercial Officer at Micromet, Inc. prior to its acquisition by Amgen, Inc., and is currently an independent consultant. He has held positions of increasing responsibility at several life science companies, including Micromet, Inc., Genzyme Corporation, SangStat Medical Corporation, Cell Pathways, Inc., Rhone-Poulenc Rorer and Lederle Laboratories. Mr. Lobacki served from 2003 to 2011 at Genzyme, where he was Senior Vice-President and General Manager, US Transplant and Oncology; Senior Vice-President and General Manager, Global Transplant and Oncology; and Senior Vice-President and General Manager, Global Transplant. Mr. Lobacki directed overall strategy for Genzyme’s $650 million global hematology and organ transplant business across more than 60 countries, with full responsibility for the US business representing over 50% of worldwide revenue. Mr. Lobacki earned a B.S. in Biology from Boston College and a B.S. in Pharmacy from the Massachusetts College of Pharmacy. He holds several issued and pending patents for novel therapeutic approaches to neoplastic diseases.

On December 18, 2013, Mr. Lobacki was granted an option to purchase 28,000 shares of the Company’s common stock at an exercise price of $3.47 per share. Mr. Lobacki will also receive the same cash and equity compensation that is paid to the other outside directors of the Company for their service as directors and as members of board committees upon which they serve.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release Dated December 19, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date: December 19, 2013

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